Exhibit 10.6.1
[Date]
Dear [Name] :
     CONGRATULATIONS! The UTI Board of Directors has granted you an option to purchase [number of shares] shares of UTI’s common stock at $[exercise price] per share, subject to the terms and conditions below and in the Universal Technical Institute, Inc. 2003 Stock Incentive Plan (the “Plan”). The “Grant Date” of your option is [date]. This option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.
     Vesting. Unless otherwise provided below, you may exercise some or all of the shares under your option after the shares are vested and exercisable under the following schedule:

Percentage of Shares	Date
Vested and Exercisable	Vested and Exercisable
First 25%	One year anniversary from date of grant
Second 25%	Two year anniversary from date of grant
Third 25%	Three year anniversary from date of grant
Last 25%	Four year anniversary from date of grant
     Notwithstanding the above schedule, your option will become automatically vested and exercisable earlier upon (i) your death; (ii) your “Disability” (as defined in the Plan); or (iii) if, within one year following a “Change of Control” of UTI (as defined in the Plan), your employment or service is terminated without cause or you terminate your employment or service for good reason.
     Termination of Option. Unless you sooner exercise your option, it will terminate on the earliest of the following events: (i) ten years from the Grant Date; (ii) the date your employment with the Company or any of its subsidiaries is terminated for Cause; (iii) 90 days after the date your employment with the Company or any of its subsidiaries is terminated for any other reason other than your death or Disability; or (iv) one year after the date your employment with the Company or any of its subsidiaries is terminated because of your death or Disability.
     Option Exercise. You may exercise your option by making payment in full to the Treasurer of the Company, 20410 N. 19th Avenue, Suite 200, Phoenix, Arizona 85027, for the shares you want to purchase, at the price per share above. In exchange for your payment, you will be entitled to receive a stock certificate for the shares for which you have made payment.
     You may exercise your option by paying the exercise price in cash (or cash equivalent) or in the Committee’s discretion, in UTI stock (held by you for at least 6 months), or in a broker-assisted “cashless” exercise, or a combination, according to procedures adopted by the Committee.

     As a condition of transferring the shares of stock to you upon your exercise, the Committee may also require you to pay any federal, state or local tax withholding amount due according to such methods or procedures adopted by the Committee.
     Restrictions on Exercise. You may not exercise your option until the Plan has been approved by the Company’s stockholders, or if the issuance of such shares upon your exercise or the method of payment of consideration for shares would violate any applicable securities law or stock exchange rule.
     Securities Law Compliance. Even if you make full payment for the shares, the Company does not have to issue your shares until (i) there has been compliance with any federal or state laws or regulations or national securities exchange requirements which the Company may deem applicable; or (ii) all legal matters in connection with the sale and delivery of the shares have been approved by the Company’s legal counsel.
     Adjustments in Option. If there is a stock dividend, stock split, or combination or other reduction in the number of issued shares of UTI’s stock, the Committee responsible for administering the Plan (“Committee”), will adjust the number of unpurchased shares subject to this option and in the exercise price per share as it may determine to be appropriate and equitable to preserve your proportionate interest in this option and to prevent dilution or enlargement of rights.
     Option is Nontransferable. This option shall be exercisable during your lifetime only by you and, unless otherwise permitted by the Committee responsible for administering the Plan, shall not be transferable by you, expressly or by operation of law, other than by will or the laws of descent and distribution. Any unauthorized transfer or other disposition of this option by you shall be void and will give the Company grounds to terminate your option.
     Please acknowledge that you received this option by signing a duplicate copy and returning it to the UTI Human Resources Department.
UNIVERSAL TECHNICAL INSTITUTE, INC.

By:

I hereby acknowledge receipt of the foregoing option.

Signature: